SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              SEACOR Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)     Title of each class of securities to which transaction applies:

     2)     Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)     Proposed maximum aggregate value of transaction:

     5)     Total fee paid

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid: $
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party:
     4)     Date Filed:

                                                     11200 Westheimer, Suite 850
                                                            Houston, Texas 77042





                                         March [14], 1997



Dear Stockholder:

        You are cordially invited to attend the 1997 Annual Meeting of Stockholders of SEACOR Holdings, Inc. (the "Meeting"), which will be held at the offices of Credit Suisse First Boston, 11 Madison Avenue, Floor 2B, New York, New York 10010 on Thursday, April 17, 1997 at 10:00 a.m., local time. All holders of record of the Company's outstanding common stock at the close of business on March 3, 1997 will be entitled to vote at the Meeting.

        Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

        Whether or not you expect to attend the Meeting and regardless of the number of shares of Common Stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy in the postage-paid, self-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

        We hope that you will be able to attend and look forward to seeing you at the Meeting.

                                         Sincerely,

                                         /s/ Charles Fabrikant
                                         Charles Fabrikant
                                         Chairman of the Board, President
                                         and Chief Executive Officer

                                                     11200 Westheimer, Suite 850
                                                            Houston, Texas 77042


                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 17, 1997

                                ----------------


                                                   March [14], 1997

To Our Stockholders:

        The Annual Meeting of Stockholders of SEACOR Holdings, Inc. (the "Company"), will be held on Thursday, April 17, 1997, at 10:00 a.m., local time, at the offices of Credit Suisse First Boston, 11 Madison Avenue, Floor 2B, New York, New York 10010 (the "Meeting"), for the following purposes:


       1. To elect seven directors to serve until the 1998 Annual Meeting of Stockholders. Please see page 6.

       2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Please see page 18.

       3. To amend the Company's Restated Certificate of Incorporation to increase the authorized capital stock of the Company from 20,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), to 40,000,000 shares of Common Stock. Please see page 19.

       4. To amend the Company's Restated Certificate of Incorporation to change the corporate name of the Company to "SEACOR SMIT Inc." Please see page 20.

       5. To transact such other business as may properly come before the Meeting and any adjournments thereof.

        Only holders of record of Common Stock at the close of business on March 3, 1997 will be entitled to notice of and to vote at the Meeting. YOUR VOTE IS VERY IMPORTANT! Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the Meeting, so that your shares may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

                                          For the Board of Directors


                                          /s/ Randall Blank
                                          Randall Blank
                                          Executive Vice President,
                                          Chief Financial Officer and Secretary

                              SEACOR HOLDINGS, INC.

                           11200 WESTHEIMER, SUITE 850
                              HOUSTON, TEXAS 77042
                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON
                                 APRIL 17, 1997



                 SOLICITATION OF PROXIES, VOTING, AND REVOCATION

GENERAL

        This Proxy Statement and the enclosed proxy are being furnished to holders of record of the common stock, par value $.01 per share (the "Common Stock"), of SEACOR Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on Thursday, April 17, 1997 (the "Meeting"), and at any adjournments thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on March [14], 1997.

VOTING

        The Board of Directors has fixed the close of business on March 3, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy authorized in writing. As of the Record Date, there were 13,986,610 shares of Common Stock issued, of which 13,929,842 were outstanding. The Company has no other voting securities issued or outstanding.

        A list of the Company's stockholders as of the Record Date for the Meeting will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours, for 10 days prior to the date of the Meeting at 1370 Avenue of the Americas, 25th Floor, New York, New York 10019.

        Stockholders are requested to complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid, self-addressed envelope provided for such purpose. Common Stock represented by properly executed proxies which are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein. A majority of the Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as votes "Against" a proposal, but will count towards the determination of a quorum at the Meeting. If instructions are not given, proxies will be voted FOR the election as a director of each of management's nominees named under Proposal No. 1 in this Proxy Statement, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 named under Proposal No. 2 in this Proxy Statement, FOR the amendment of the Company's Restated Certificate of Incorporation to increase the Company's authorized capital stock from 20,000,000 shares of Common Stock to 40,000,000 shares of Common Stock under Proposal No. 3 in this Proxy Statement, and FOR the amendment of the Company's Restated Certificate of Incorporation to change the corporate name of the Company to SEACOR SMIT Inc. under Proposal No. 4 in this Proxy Statement. As to any matters which properly may come before the Meeting other than those specified herein, the proxy holders will be entitled to exercise discretionary authority.

        As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only by the inspectors of election and certain personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

REVOCATION OF PROXIES

        A stockholder who so desires may revoke his or its proxy at any time before it is exercised by (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) and vote in person.

SOLICITATION EXPENSES

        The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram, personal interview or other means. The Company will not incur any costs beyond those customarily expended for a solicitation of proxies for the election of directors in the absence of a contest, and said directors, officers and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection therewith. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees (collectively, "Nominees") have been requested to forward proxy solicitation materials to their customers, and such Nominees will be reimbursed for their reasonable out-of-pocket expenses. The Company has engaged Proxy Services, Inc. to distribute proxy materials to various Nominees who are holders of record of the Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Common Stock by: (i) all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth below under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group (15 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of the Record Date.

                                               AMOUNT AND NATURE OF
BENEFICIAL OWNER (1)                           BENEFICIAL OWNERSHIP(2)   PERCENTAGE OF CLASS
--------------------------------------------- ------------------------ ------------------------
Charles Fabrikant (3).....................            555,333                   4.0%

Randall Blank (4).........................            81,477                      *

Milton Rose (5)...........................            32,440                      *

Mark Miller (6)...........................            21,826                      *

Timothy J. McKeand (7)....................            16,410                      *

Anthony R. Jones (8)......................            10,407                      *

Keith Gregory (9).........................             3,355                      *

Lenny P. Dantin (10)......................            12,843                      *

Granville E. Conway (11)..................            109,029                     *

Michael E. Gellert (12)...................            208,446                   1.5%

Robert J. Pierot (13).....................              **                       **

Stephen Stamas............................             1,000                      *

Richard M. Fairbanks III..................              **                       **

Pierre de Demandolx.......................              **                       **

Antoon Kienhuis (14)                                    **                       **

Nicholas Applegate Capital Management (15)
600 West Broadway, 29th Floor
San Diego, CA 92101.......................           1,177,348                  8.4%

Smit International Overseas B.V. (16)
Zalmstraat 1
3016 DS Rotterdam
The Netherlands...........................            943,060                   6.7%


                                       3

                                               AMOUNT AND NATURE OF
BENEFICIAL OWNER (1)                           BENEFICIAL OWNERSHIP(2)   PERCENTAGE OF CLASS
--------------------------------------------- ------------------------ ------------------------
All directors and executive
officers as a group (15 Persons)..........           1,052,566                  7.6%

*       Less than 1.0%.
**      Does not own any shares.


(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings, Inc., 11200 Westheimer, Suite 850, Houston, Texas 77042.

(2) The information contained in the table above reflects "beneficial ownership" of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options or upon conversion of the Company's 5 3/8% Convertible Subordinated Notes due November 15, 2006 (the "5 3/8% Notes").

(3) Share ownership information with respect to Mr. Fabrikant was derived from Amendment No. 2 to Mr. Fabrikant's Schedule 13G filed with the Commission on February 12, 1997. Includes 397,171 shares of Common Stock which Mr. Fabrikant may be deemed to own through his interest in, and control of, (i) Fabrikant International Corporation ("FIC"), the record owner of 214,464 shares of Common Stock, (ii) Fabrikant International Profit Sharing Trust (the "Trust"), the record owner of 13,120 shares of Common Stock, and (iii) SCF Corporation ("SCF"), the record owner of 169,587 shares of Common Stock. Mr. Fabrikant is the President of FIC, a beneficiary of the Trust, and is the Chairman, Chief Executive Officer and a 38% stockholder of SCF. Also includes 68,611, 40,000 and 85,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Fabrikant on January 5, 1993, February 8, 1994 and March 14, 1995, respectively, and 7,667, 2,000 and 1,600 shares of Common Stock received by Mr. Fabrikant as a restricted stock award granted to Mr. Fabrikant on March 14, 1995, May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, February 8, 2004 and March 14, 2005, respectively, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(4) Does not include 169,587 shares of Common Stock owned by SCF, of which Mr. Blank serves as President and Chief Operating Officer. Mr. Blank disclaims beneficial ownership of such shares. Includes 55,000, 2,500 and 14,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Blank on January 5, 1993, February 8, 1994 and March 14, 1995, respectively, and 2,000 and 500 shares of Common Stock received by Mr. Blank as a restricted stock award granted to Mr. Blank on May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, February 8, 2004 and March 14, 2005, respectively, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(5) Includes 30,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Rose on January 5, 1993 and 1,200 and 240 shares of Common Stock received by Mr. Rose as a restricted stock award granted to Mr. Rose on May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(6) Does not include 160,374 shares of Common Stock owned by Miller Family Holdings, Inc., of which Mr. Miller owns an 8.2% interest. Mr. Miller disclaims beneficial ownership of such shares. Includes 600 and 300 shares of Common Stock received by Mr. Miller as a restricted stock award granted to Mr. Miller on May 7, 1996 and January 24, 1997, respectively. The restricted stock vests in three equal installments, commencing on the first anniversary of the award.

(7) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. McKeand on January 5, 1993 and 1,000 and 300 shares of Common Stock received by Mr. McKeand as a restricted stock award granted to Mr. McKeand on May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(8) Includes 8,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Jones on January 5, 1993 and 500 and 150 shares of Common Stock received by Mr. Jones as a restricted stock award granted to Mr. Jones on May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

                                       4

(9) Includes 500 and 150 shares of Common Stock received by Mr. Gregory as a restricted stock award granted to Mr. Gregory on May 7, 1996 and January 24, 1997, respectively. The restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(10) Includes 7,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Dantin on January 5, 1993 and 1,000 and 300 shares of Common Stock received by Mr. Dantin as a restricted stock award granted to Mr. Dantin on May 7, 1996 and January 24, 1997, respectively. Such options may be exercised in full or in part at any time prior to January 5, 2003, and the restricted stock vests in three equal and consecutive installments, commencing on the first anniversary date of the award.

(11) Does not include (i) an aggregate of 37,531 shares of Common Stock owned by Mr. Conway's two sons, G. Todd Conway and Bradley L. Conway (neither of whom are minors or reside with Mr. Conway), (ii) an aggregate of 6,000 shares of Common Stock owned by Mr. Conway's children, grandchildren and other relatives (none of whom reside with Mr. Conway), and (iii) 169,587 shares of Common Stock owned by SCF in which Mr. Conway owns an approximate 5.5% equity interest, as to which Mr. Conway, in each case, disclaims beneficial ownership.

(12) Includes 208,446 shares of Common Stock owned by Windcrest Partners, L.P., of which Mr. Gellert is one of two general partners. Does not include, and Mr. Gellert disclaims beneficial ownership of, 169,587 shares of Common Stock owned by SCF, of which Mr. Gellert is a Director and in which Windcrest Partners, L.P. owns an approximate 14% equity interest.

(13) Does not include, and Mr. Pierot disclaims beneficial ownership of, 308,849 shares of Common Stock which Mr. Pierot may be deemed to own through his position as Assistant Secretary of Pierot Enterprises, Inc., a closely-held private corporation controlled by four of Mr. Pierot's children (none of whom are minors or reside with Mr. Pierot) and one of his grandchildren.

(14) Does not include 712,000 shares of Common Stock and 231,060 shares of Common Stock issuable upon the conversion of the Company's 5 3/8% Notes owned by Smit Overseas, of which Mr. Kienhuis serves as Managing Director.

(15) Share ownership information with respect to Nicholas Applegate Capital Management ("NACM") was derived from NACM's Statement of Beneficial Ownership on Schedule 13G filed with the Commission on February 3, 1997. NACM has full voting power with respect to 1,047,735 shares of Common Stock and sole dispositive power with respect to 1,177,348 shares of Common Stock.

(16) Share ownership information with respect to Smit International Overseas B.V. ("Smit Overseas") was derived from Smit Overseas' Statement of Beneficial Ownership on Schedule 13D filed with the Commission on December 27, 1996 and includes 231,060 shares of Common Stock issuable upon conversion of the Company's 5 3/8% Notes. Smit Overseas shares voting and dispositive power with respect to the Common Stock with Smit Internationale N.V., Royal Nedlloyd N.V., and Meespierson Trust B.V.

OWNERSHIP OF COMMON STOCK BY MANAGEMENT

        As of the Record Date, the Company's directors and executive officers as a group beneficially owned 7.6% of the outstanding Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

        Mr. Conway failed to file a timely Report on Form 4 to reflect his disposition of 16,300 shares of Common Stock but subsequently filed a Report on Form 5 reflecting such event. Mr. Gregory also failed to file a timely Report on Form 4 to reflect his disposition of 5,000 shares of Common Stock but subsequently filed a Report on Form 5 reflecting such event.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

        Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company) and the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company's business operations and determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of the Company.

        Pursuant to the Company's Amended and Restated By-laws currently in effect (the "By-laws"), the number of directors constituting the Board shall be no less than five or more than 11, as may be fixed from time to time by resolution of the entire Board. The size of the Board is presently fixed at seven members. Moreover, the By-laws provide that directors of the Company are elected annually to serve until the next annual meeting of stockholders or until their earlier resignation or removal. Accordingly, at the Meeting, seven directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Unless otherwise specified, proxies will be voted FOR the election of each of the management nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

        Set forth below is certain biographical information with respect to each nominee for director:

NAME                         AGE               PRINCIPAL OCCUPATION             DIRECTOR SINCE
-------------------------- --------  ----------------------------------------- -----------------
Charles Fabrikant            52      Chairman of the Board, President and        December 1989
                                     Chief Executive Officer of the Company

Granville E. Conway          69      President and Chief Executive Officer of    December 1989
(1),(2)                              Cosmopolitan Shipping Co. Inc.

Michael E. Gellert (2)       65      General Partner of Windcrest                December 1989
                                     Partners, L.P.

Stephen Stamas (1)           65      Chairman of the Greenwall Foundation        December 1992

Richard M. Fairbanks III     56      Managing Director, Center for                  April 1993
(1)                                  Strategic and International Studies

Pierre de Demandolx          56      Director, Compagnie Nationale de               April 1994
                                     Navigation and Chairman of Heli-Union

Antoon Kienhuis              54      Vice President and Chief Financial               proposed
                                     Officer, Smit Internationale NV

(1) Member of the Audit Committee.
(2) Member of the Stock Option and Executive Compensation Committee.

        Charles Fabrikant has been Chairman of the Board and Chief Executive Officer of SEACOR since December 1989, and has served as a director of SEACOR's subsidiaries since December 1989. He has been President of SEACOR since October 1992. For more than the past five years, Mr. Fabrikant has been the Chairman of the Board and Chief Executive Officer of SCF

Corporation ("SCF") and President of Fabrikant International Corporation ("FIC"), each a privately owned corporation engaged in marine operations and investments. Since January 1992, Mr. Fabrikant has been Chairman of the Board and Chief Executive Officer of National Response Corporation ("NRC"), which, since March 1995, has been a wholly owned subsidiary of the Company. Since January 1996, Mr. Fabrikant has been a director of Feronia International Shipping SA ("FISH"), a French company in which SEACOR owns a 50% interest. Each of SCF and FIC may be deemed to be an affiliate of the Company. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

        Granville E. Conway is President and Chief Executive Officer of Cosmopolitan Shipping Co. Inc. ("Cosmopolitan"). Mr. Conway has been employed by Cosmopolitan since March 1950 and is a graduate of the U.S. Merchant Marine Academy. Mr. Conway was President of the Company from December 1989 to October 1992. Since January 1992, Mr. Conway has been a director of NRC. Mr. Conway has been a director of SEACOR since December 1989.

        Michael E. Gellert is one of two general partners of Windcrest Partners, L.P., a New York limited partnership. Mr. Gellert has been a director of SCF since 1984 and is currently a director of the following public corporations:
Premier Parks Inc. (Committees: Audit), Devon Energy Corp. (Committees:
Compensation), Humana Inc. (Committees: Audit, Compensation, Investment, Executive), and Regal Cinemas, Inc. (Committees: Compensation). and serves as a member of the Putnam Trust Company Advisory Board to the Bank of New York. Since January 1992, Mr. Gellert has been a director of NRC. Mr. Gellert has been a director of SEACOR since December 1989.

        Stephen Stamas is Chairman of the Greenwall Foundation and of the American Assembly at Columbia University and Vice Chairman of the Rockefeller University. He is a former Chairman of the New York Philharmonic. He is also a director of BNY Hamilton Funds, Inc. Mr. Stamas has been a director of SEACOR since December 1992.

        Richard M. Fairbanks III is currently Managing Director for Domestic and International Issues at the Center for Strategic and International Studies in Washington, D.C. From February 1992 until March 1994, he was Senior Counsel in the Washington, D.C. office of Paul, Hastings, Janofsky & Walker (a law partnership). From September 1985 to February 1992, he was Managing Partner of that office. Mr. Fairbanks is also a director and a member of the audit, nominating and finance committees of Hercules Incorporated. Since September 1996, Mr. Fairbanks has served as a director and a member of the audit, retirements and funds review committees of GATX Corporation. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court. Mr. Fairbanks has been a director of SEACOR since April 1993.

        Pierre de Demandolx is a Director of CNN, a Paris based public company majority owned by Worms & Cie, and was the Chief Executive Officer of CNN from September 1990 to June 1996. Since July 1996, Mr. Demandolx has been the Chairman of the Board of Heli-Union, a Paris based helicopter transportation company. From 1986 to January 1996, Mr. Demandolx was Chairman of FISH and is currently a Director of FISH. Mr. Demandolx has been a director of SEACOR since April 1994.

        Antoon W. Kienhuis is currently Vice President and Chief Financial Officer of Smit Internationale N.V., a Netherlands corporation whose principal business is maritime contracting, salvage and harbor operations ("Smit"), and the Managing Director of Smit Overseas. Mr. Kienhuis has held several positions with Smit since 1973.

VOTE REQUIRED

        Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominees, please identify those nominees for whom you "withhold authority" to vote in the appropriate space provided on the enclosed proxy.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

               INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
                               COMMITTEES THEREOF

MEETINGS

        During the year ended December 31, 1996, the Board held eleven meetings. All of the Company's directors attended at least 75% of the meetings of the Board and all committees of the Board of which they are members.

COMMITTEES OF THE BOARD

AUDIT COMMITTEE

The functions of the Audit Committee are to recommend to the full Board the firm to be appointed each year as independent auditors of the Company's financial statements, to perform services related to the completion of such audit, and to review transactions with affiliates. The Audit Committee also has the responsibility to (i) review the scope and results of the audit with the independent auditors, (ii) review with management and the independent auditors the Company's interim and year-end financial condition and results of operations, (iii) consider the adequacy of the internal accounting, bookkeeping and other control procedures of the Company, and (iv) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee is also responsible for reviewing at least once each year the terms of all material proposals, transactions and arrangements between the Company and its directors, officers, subsidiaries and affiliates. Messrs. Conway, Fairbanks, Pierot and Stamas, none of whom is an officer or other employee of the Company, currently serve as members of the Audit Committee. The Audit Committee held two meetings during 1996.


STOCK OPTION AND EXECUTIVE COMPENSATION COMMITTEE

        The Stock Option and Executive Compensation Committee is responsible, subject to the general terms and provisions of the SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (the "1992 Stock Option Plan") and the SEACOR Holdings, Inc. 1996 Share Incentive Plan (the "1996 Share Incentive Plan"), for the administration and award of restricted stock, stock appreciation rights, stock units, incentive stock options, performance awards and non-qualified stock options under such plans. In addition, in January 1993, the Board delegated to the committee responsibility for all matters relating to the determination and award of executive compensation. Messrs. Gellert and Conway, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3(b) under the Exchange Act with respect to the 1992 Stock Option Plan and the 1996 Share Incentive Plan, serve as members of the Stock Option and Executive Compensation Committee. The Stock Option and Executive Compensation Committee held four meetings during 1996.

COMPENSATION OF DIRECTORS

        Directors of the Company who are officers receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. Directors who are not officers of the Company receive no annual retainer and, except for $1,500 that they are paid for every meeting that they attend, no other form of remuneration is paid by the Company by reason of their directorship.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

        The following table sets forth certain compensation information for the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose aggregate salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996.

                                                                               Long-Term
                                                                             Compensation
                                              Annual Compensation
                                    ------------------------------------------------------------------------
                                                                                      # of            All
                                                              Other Annual Restricted Securities    Other
                                                              Compensation Stock      Underlying Compensation
Position (s)                   Year   Salary ($)   Bonus ($)    ($) (1)    Awards($)  Options       ($)(2)
------------                   ----   ----------   ---------  ----------   -------   -------     -----------
Charles Fabrikant, (3)         1996     300,000      500,000          -     97,400         -        4,000
Chairman of the Board,         1995     300,000      100,000          -     79,500    85,000       60,900
President,                     1994     300,000      125,000          -    216,000    40,000        1,333
and Chief Executive Officer

Randall Blank,                 1996     235,000     190,000           -     30,438         -        3,818
Chief Financial Officer,       1995     195,000      20,000           -     79,500    14,500        3,900
Executive Vice President and   1994     190,000      70,000           -          -     2,500        1,267
Secretary

Mark Miller, (4)               1996     256,430      40,000           -     18,263         -        4,500
Vice President                 1995     228,482      31,500           -     23,850         -        4,500
                               1994     148,135      66,400           -          -    15,555        4,500

Milton Rose,                   1996     174,030      85,000           -     14,610         -        3,481
Vice President                 1995     174,030           -           -     47,700         -        3,481
                               1994     169,455           -           -          -         -        1,695

Timothy McKeand,               1996     109,799      55,000           -     18,263         -        2,996
Vice President                 1995      95,529      40,000           -     39,750         -        2,211
                               1994      92,746      15,000      36,904(5)       -         -          773

-----------------------
(1) Only includes the value of perquisites and other personal benefits received by the Named Executive Officers which exceeded in the aggregate, for any Named Executive Officer, $50,000 or 10% of such individual's combined salary and bonus reported herein.

(2) "All Other Compensation" includes contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made by Messrs. Fabrikant, Blank, Rose and McKeand under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994 which




                                       9

        meets the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. Miller's amounts represent contributions made by NRC under a separate but substantially similar plan established by NRC in 1993. Also includes $56,900 for Mr. Fabrikant in 1995 from the partial vesting of a restricted stock award granted to Mr. Fabrikant on March 14, 1995. See "-Restricted Stock Award."

(3) Mr. Fabrikant's salary and bonus for 1994 include $100,000 and $125,000, respectively, paid by NRC for his services as Chairman and Chief Executive Officer of NRC. His salary in each of 1995 and 1996 includes $100,000 paid by NRC for his services as Chairman and Chief Executive Officer of NRC in each of those years. NRC was an affiliate of the Company prior to March 14, 1995, the effective date of the merger of NRC Holdings, Inc. with and into CRN Holdings, Inc. pursuant to which NRC became an indirect wholly owned subsidiary of the Company (the "NRC Merger").

(4) In connection with the NRC Merger, the Company entered into an employment agreement with Mr. Miller which determined his base salary for 1995 and which provides for a bonus determined by reference to NRC's net revenues in any year from its spill response services (a "Spill Bonus"). See "-Employment Contracts and Other Arrangements." The bonus paid to Mr. Miller in 1996 (and reflected in the table in 1995) includes $6,500 attributable to his Spill Bonus for calendar year 1995. Mr. Miller's Spill Bonus for 1996, which will be paid in 1997, has not been finalized and thus is not included in the table above.

(5) Represents relocation expenses in connection with the Company's decision to move its executive offices to Houston, Texas.

STOCK OPTIONS

        On November 22, 1992, the Company's stockholders adopted the 1992 Stock Option Plan, which provides for the grant of non-qualified options to purchase shares of Common Stock to officers and key employees of the Company. The 1992 Stock Option Plan is administered by the Stock Option and Executive Compensation Committee of the Board. Each option granted to an officer or key employee must be evidenced by an agreement (an "Option Agreement") containing terms and provisions established by the Stock Option and Executive Compensation Committee in accordance with the 1992 Stock Option Plan.

        On April 18, 1996 the Company's stockholders adopted the 1996 Share Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock awards, performance awards and stock units to officers and key employees of the Company. The 1996 Share Incentive Plan is administered by the Stock Option and Executive Compensation Committee of the Board. Each share granted to an officer or employee must be evidenced by an agreement (a "Restricted Stock Agreement") containing terms and provisions established by the Committee in accordance with the 1996 Share Incentive Plan.

                               OPTION GRANTS TABLE

        No options were granted in 1996.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

        The following table sets forth certain information with respect to the value of the outstanding options based on a year-end closing price of $63.00 per share.

                                               Number of Securities      Value of Unexercised
                    Shares                    Underlying Unexercised     In-the-Money Options at
                  Acquired on    Value    Options at Fiscal Year-End (#) Fiscal Year-End ($)
      Name       Exercise (#) Realized ($)  Exercisable/Unexercisable   Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------
Charles Fabrikant  31,389       837,772             193,611/0              8,741,731/0
Randall Blank      20,000       986,250              72,000/0              3,399,750/0
Mark Miller           -            -                 15,555/0                830,015/0
Milton Rose        20,000       983,750              30,000/0              1,447,500/0
Timothy McKeand       -            -                  5,000/0                241,250/0

RESTRICTED STOCK AWARDS

        The Company has granted restricted stock awards to certain officers and key employees.

        Mr. Fabrikant was granted restricted stock awards of 11,500, 2,000 and 1,600 shares of Common Stock pursuant to Restricted Stock Agreements between the Company and Mr. Fabrikant, dated March 14, 1995, May 7, 1996 and January 27, 1997, respectively, and, on July 13, 1996, Mr. Fabrikant sold 3,833 shares of Common Stock granted to him on March 15, 1995.

        Mr. Blank was granted restricted stock awards of 2,000 and 500 shares of Common Stock pursuant to Restricted Stock Agreements between the Company and Mr. Blank, dated May 7, 1996 and January 27, 1997, respectively.

        Mr. Miller was granted restricted stock awards of 600 and 300 shares of Common Stock pursuant to Restricted Stock Agreements between the Company and Mr. Miller, dated May 7, 1996 and January 27, 1997, respectively.

        Mr. Rose was granted restricted stock awards of 1,200 and 240 shares of Common Stock pursuant to Restricted Stock Agreements between the Company and Mr. Rose, dated May 7, 1996 and January 27, 1997, respectively.

        Mr. McKeand was granted restricted stock awards of 1,000 and 300 shares of Common Stock pursuant to Restricted Stock Agreements between the Company and Mr. McKeand, dated May 7, 1996 and January 27, 1997, respectively.

        The Restricted Stock Agreements provide that beneficial ownership of the restricted shares shall vest in three equal and consecutive installments, commencing on the first anniversary date of each Restricted Stock Agreement. However, 100% beneficial ownership of the restricted shares shall vest immediately upon death, disability, termination without "cause", or the occurrence of a "change-in-control" of the Company.

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

        The Company has entered into employment contracts and other arrangements with Mr. Miller, dated March 14, 1995 (the "Miller Employment Agreement"), Mr. Rose, dated December 24, 1992 (the "Rose Employment Agreement), and Mr. McKeand, dated March 15, 1988 (the "McKeand Benefit Agreement").

        The Miller Employment Agreement provides for a base salary of $250,000 per year for five years, subject to adjustment for inflation, and a bonus, for a period of three years commencing on January 1, 1995, determined by reference to NRC's annual net revenues from its spill response services, subject to certain minimum NRC net income requirements. Additionally, Mr. Miller is eligible for an annual bonus based upon NRC's regular bonus program for key executives.

        Mr. Miller has agreed, with certain exceptions, that during the term of his employment and for the period ending on the fifth anniversary date of termination of such employment, he will not, directly or indirectly, (i) engage in, represent, provide consulting services to, become an employee of, or have any financial, pecuniary or management interest in, any national or regional offshore and open-ocean environmental level E Oil Spill Removal Organization that competes or otherwise engages in the businesses conducted by NRC and its subsidiaries or (ii) disclose to any third party, make public, or otherwise appropriate for a purpose not in furtherance of NRC's business, any proprietary or confidential information or trade secrets acquired by or made known to him in respect of NRC and its subsidiaries.

        The Miller Employment Agreement entitles Mr. Miller to participate in all retirement, pension, incentive and bonus plans generally made available to NRC's executive officers, and in the event that Mr. Miller's employment is terminated: (i) due to his "Disability" or for "Cause" (as defined therein), he is entitled to receive through March 14, 2000: (a) 40% of his base salary and annual bonus at the rates therefor in effect on the date of his termination (less the amount of any disability insurance benefits which Mr. Miller receives under policies maintained by NRC), (b) any accrued and unpaid annual bonus, (c) all plan benefits to which Mr. Miller is entitled (to the extent applicable following his Disability), and (d) reimbursement for certain expenses incurred by him in his employment capacity or (ii) due to his death, he is entitled to receive all payments referred to in (a), (b) and (d) of clause (i) above.

        The Rose Employment Agreement provides for an annual salary of $165,000, subject to adjustment for inflation, and for the grant of an option for 50,000 shares of Common Stock (which option was granted to Mr. Rose on January 5, 1993). The initial term of the Rose Employment Agreement was two years commencing on January 25, 1993. Since January 25, 1995, the Rose Employment Agreement has been subject to automatic renewal for one-year periods unless either party gives 180 days' written notice of termination to the other party. No such notice has been given to date and, accordingly, the terms of the Rose Employment Agreement remain in effect. In the event of a change in control of the Company (as defined in the Rose Employment Agreement), Mr. Rose has the option of a one-time extension of the Rose Employment Agreement for a three-year period.

        Pursuant to the terms of the Rose Employment Agreement, if Mr. Rose's employment is terminated because (i) he is discharged by the Company for reasons other than for "Cause" (as defined therein), (ii) he involuntarily resigns at the request of the Company for reasons other than for Cause, or (iii) he resigns following the assignment of duties which are inconsistent with employment in the capacity of a president of a subsidiary of a Company, he then is entitled to receive a one-time severance payment equal to his base salary (excluding bonuses and incentive compensation) for a period of 12 months after the occurrence of any such event.

        Pursuant to the terms of the McKeand Benefit Agreement, if Mr. McKeand's employment is terminated because (i) he is discharged by the Company for reasons other than for "Cause" (as defined therein), (ii) he involuntarily resigns at the request of the Company for reasons other than Cause, or (iii) he resigns following the assignment of duties which are inconsistent with employment in a management capacity, then he is entitled to receive a one-time severance payment equal to his base salary (excluding bonuses and incentive compensation) for a period of 12 months after the occurrence of any such event.

        In addition, subject to certain limitations, the Rose Employment Agreement and the McKeand Benefit Agreement specify that the Company must continue to provide any then-existing life and health insurance benefits to which Mr. Rose, through the Rose Employment Agreement, and Mr. McKeand, through the McKeand Benefit Agreement, and their respective dependents are entitled for a period of one year after the termination of their respective employment or until they obtain other employment pursuant to which comparable life and health insurance benefits are provided.

        The Board may reduce any amount payable under the Rose Employment Agreement and the McKeand Benefit Agreement if it determines that all or any portion of the amount payable pursuant thereto may be treated as an "excess parachute payment" as defined in Section 280G of the Code. Furthermore, the Rose Employment Agreement and the McKeand Benefit Agreement, by their terms, are binding upon any person or entity which acquires the Company, whether by means of merger, consolidation, the purchase of all or substantially all of the Company's assets, or otherwise.

        Except as set forth above with respect to Messrs. Miller, Rose, and McKeand, the Company has no employment contracts or formal remuneration arrangements with any of the Named Executive Officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

        Messrs. Fabrikant and Blank serve as Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of SCF. Since January 1, 1990, the Company and SCF have been operating under an agreement (the "Management Services Agreement") with an initial expiration date of January 1, 1993 (subject to automatic renewal for successive one-year periods unless terminated by either party upon at least 60 days notice) pursuant to which SCF provides the Company with certain administrative services. Effective January 1, 1993, the Management Services Agreement was amended such that the services provided by SCF now include the use of SCF offices, equipment and access to SCF administrative and technical personnel, for which the Company pays SCF a fee of $175,000 per annum (together with reimbursement for out-of-pocket expenses), subject to adjustment by the parties. The amendment also extended the stated expiration date of the Management Services Agreement from January 1, 1993 to January 1, 1996 with successive one year renewal options as described above. Additionally, NRC pays SCF an annual fee, subject to annual review and adjustment, of $125,000 for the reimbursement of office and administrative expenses.

ENVIRONMENTAL CONTRACTING SERVICES

        Miller Environmental Group ("MEG"), an environmental contractor based in Calverton, NY, maintains and stores spill response equipment owned by NRC and in the event of a spill, provides labor, equipment and materials to assist in NRC's spill response activities. In fiscal 1996, NRC paid approximately $2.38 million to MEG for these services. Mark Miller's father, Mr. James Miller, is Vice President, Secretary, and Treasurer of MEG.

        NRC also contracts with James Miller Marine Service ("JMMS"), an environmental contractor based in Staten Island, NY, for services similar to those provided by MEG. In fiscal 1996, NRC paid approximately $0.6 million to JMMS for these services. Mark Miller's brother, Mr. Glen Miller, is Vice President of JMMS.

SMIT TRANSACTION

        On December 19, 1996, the Company acquired substantially all of the offshore vessel assets, vessel spare parts and certain joint venture interests owned by Smit and certain of its subsidiaries (the "Smit Transaction"). The aggregate consideration, including amounts payable under certain lease purchase agreements for two vessels (described below), consisted of: (I) approximately $71.4 million in cash, (ii) 712,000 shares of Common Stock of which 31,517 were issued subsequent to December 31, 1996 and (iii) up to $22.0 aggregate principal amount of the 5 3/8% Notes of which $15,250,000 principal amount have been issued to date. The acquired assets include a 100% interest in 24 vessels, a 50% interest in nine vessels sold by Smit directly and Smit's interest in joint ventures that own and operate 12 vessels. As part of the Smit Transaction, the Company agreed to use commercially reasonable efforts to nominate and elect to the Company's Board one person designated by Smit for so long as Smit is the beneficial owner of at least 5% of the outstanding Common Stock. Smit designated Mr. Kienhuis, the Vice President and Chief Financial Officer of Smit and the Managing Director of Smit Overseas, to be nominated for election to the Company's Board.

        In connection with the Smit Transaction, the Company also entered into certain long-term arrangements with Smit. Pursuant to the Smit Transaction, the Company (i) entered into lease purchase arrangements with Smit for two vessels for a five-year term with the obligation to purchase such vessels at the end of the five-year term and an option to purchase such vessels before the expiration of such term, (ii) signed a letter of intent providing for the Company to acquire an additional four vessels that are owned by a Malaysian joint venture in which Smit has an interest (the "Malaysian Purchase"), (iii) entered into ship management agreements providing for Smit to supply crewing and technical management services to the Company for 20 of the vessels acquired by the Company from Smit and (iv) provided for the payment by the Company, in a combination of cash and non-convertible notes, of up to $47.2 million of additional consideration based on the earnings performance during 1997 and 1998 by certain assets acquired from Smit. The terms of the Malaysian Purchase are preliminary in nature and there can be no assurance that any definitive transaction documentation will be entered into or, if entered into, that the Malaysian Purchase will be consummated. See the Company's Annual Report on Form 10-K for a fuller description of the Smit Transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Gellert and Conway serve as members of the Stock Option and Executive Compensation Committee. Mr. Conway was President of the Company from December 1989 to October 1992.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

        In January 1993, the Board delegated responsibility for all matters relating to the determination and award of executive compensation to the Stock Option and Executive

Compensation Committee (the "Committee"). The Committee is currently comprised of Messrs. Gellert and Conway. From January 1993 until September 1995, the Committee was comprised of Mr. Gellert and Mr. Thomas J. Gallagher, a former director of the Company who resigned in September 1995. The Committee met officially on four occasions and, in addition, had several informal meetings during 1996 to discuss each option grant, to assess executive compensation policy, to review and approve compensation to the executive officers of the Company for the fiscal year ended December 31, 1996 and to discuss the Company's executive compensation policies and objectives for the forthcoming year.

        The Company's compensation program is designed to attract, retain and motivate highly qualified management personnel, and to engender a sense of compensatory certainty and entrepreneurial commitment among its executive officers. The Company's compensation philosophy is to provide levels of compensation competitive with industry comparables, to reward individual initiative and achievement, and to ensure that the amount and nature of executive compensation is reasonably commensurate with the Company's financial condition, results of operations, Common Stock performance, and the executive compensation programs of the Company's competitors. The Company's executive compensation program consists of three central components: (1) base salary, (2) discretionary annual bonuses, and (3) awards of restricted stock and grants of stock options. Factors reviewed by the Committee in establishing the Company's executive compensation program included the Company's financial performance, total assets and services provided, management's business philosophy, industry practices and the Company's culture and organizational structure. While the foregoing provides the general intent and guidelines of the Committee in determining the compensation levels and components for the executive officers, the Committee has final authority to determine all compensation matters in its sole discretion.

        To further the Company's compensation philosophy and augment its existing share award program, the Committee recommended to the full Board of Directors approval of the 1996 Share Incentive Plan, which was approved by stockholders at the 1996 Annual Meeting, and increased the Company's flexibility to provide additional forms of incentive based awards to its executive officers and key employees.

BASE SALARY

        The salaries of Messrs. Miller and Rose were paid in accordance with the provisions of their respective employment agreements.

        In respect of Messrs. Fabrikant, Blank, and McKeand, 1996 salary increases primarily reflect adjustments based on fluctuations in published consumer price statistics and other inflationary indices. On an individual basis, their respective salaries are a function of their experience, breadth of responsibilities, and are generally consistent with industry comparables.

ANNUAL BONUS

        The bonus portion of the executive compensation package is directly related to the individuals' and the Company's performance during the year. Bonus payments are discretionary in nature and are tied to performance during the year in which they were earned. The Company believes that, to the extent that the bonus awards reward the executives in a fair and equitable way, they may also provide an incentive for their continued efforts and for enhanced future performance.

        Specific performance targets are set at the beginning of the year based on the Company's annual forecasts, focusing on operating revenue, net income and cash flow (EBITDA basis). However, given the Company's history of growth through mergers, acquisitions, and asset purchases and market conditions for the marine segment which are beyond management's control, the Company's actual results can differ greatly from management's forecasts and the Committee must re-evaluate the targets set at the beginning of the year. 1996, for instance, was a year of rapid expansion and growth. An increase of over 81% in total assets, in conjunction with an improved market, contributed to approximately 77%, 202%, and 493% increases in operating revenue, net income, and cash flow, respectively, for the Company's fiscal year ended December 31, 1996, after restating 1995 results for the impact of the acquisition by the Company of McCall Enterprises, Inc. and its affiliated companies (the "McCall Companies"), which has been accounted for by the Company as a pooling-of-interests.

        In the marine segment, pursuant to the Smit Transaction, the Company dramatically increased its fleet size and expanded into several new international markets. The Smit Transaction included 100% interests in 24 vessels, 50% interests in nine vessels sold directly by Smit and Smit's interest in joint ventures that own and operate 12 vessels. In 1996, the Company also acquired 41 vessels from the McCall Companies, six vessels from Compagnie Nationale de Navigation and signed a definitive purchase agreement to acquire 24 vessels and other assets from Galaxie Marine Services, Inc. and its affiliates, which closed on January 3, 1997. On the environmental side, the Company expanded its geographic presence by initiating service on the West Coast of the US in a 50% owned joint venture. Additionally, the Company completed an underwritten public offering of its Common Stock which raised approximately $37.7 million of net proceeds for the Company in July of 1996. The Company also sold $172.5 million aggregate principal amount of the 5 3/8% Notes in November of 1996.

        The foregoing financial and operating growth of the Company was attributed by the Committee, at least in part, to the efforts of the Named Executive Officers, and therefore was considered when determining such persons annual bonuses.

COMMON STOCK AWARDS AND GRANTS

        The purpose of restricted stock awards and stock option grants is to reward outstanding performance by key employees and officers, to provide additional incentives to executive officers and other key employees to maximize stockholder value, and to create longer term executive commitment to the Company. The Committee believes that such grants and awards foster a greater concern by management with the performance of the Company, both in the short and long-term, which serves to align the interests of management and the Company's stockholders. The number of shares awarded or granted reflect a judgment on the individual's performance to date, as well as on the executive's ability to influence and enhance the Company's future performance.

        Restricted stock awards granted in 1996 reflect the Committee's belief that the interests of the Company's stockholders are best served by ensuring that senior management is dedicated to maximizing shareholder value. Mr. Fabrikant was expressly recognized for his leadership role in the Company's development and his ability to continue to influence the direction of the Company towards maximizing shareholder value.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        In 1996, Mr. Fabrikant received total cash compensation (in the form of salary and bonus) of $800,000 from the Company. Additionally, in 1996, Mr. Fabrikant was granted 2,000 and 1,600 shares of restricted stock on May 7, 1996 and January 24, 1997, respectively, which vest over a three-year period. These stock awards were primarily related to Mr. Fabrikant's performance in 1995 and 1996. The determination of Mr. Fabrikant's compensation was based upon the factors described above with respect to all executive officers, and, in addition, upon Mr. Fabrikant's extensive experience, leadership and reputation within both the offshore marine and environmental services industries and his leadership role in the Company's strong development. Mr. Fabrikant played an instrumental role in the strategic direction of each of the Company's operating segments and the positioning of the Company's assets to take advantage of long-term growth opportunities.

        The foregoing report is respectfully submitted by the Stock Option and Executive Compensation Committee:

                     Michael E. Gellert, Granville E. Conway


PERFORMANCE GRAPH

        Set forth in the graph below is a comparison of the total return that a hypothetical investor would have earned assuming the investment of $100 on December 31, 1992, two weeks after the date on which the Common Stock was first included for listing on the NASDAQ National Market, in (i) the Common Stock,
(ii) the NASDAQ Stock Market Index for all US companies ("NASDAQ Composite"),
(iii) the S&P 500 Index ("S&P 500") and (iv) an index of oil service support companies published by Simmons, Inc. (the "Simmons Index"). The Company ceased trading on the NASDAQ National Market on October 22, 1996 and began trading on the New York Stock Exchange on October 23, 1996.

     [SET FORTH BELOW IS A TABULAR DATA DESCRIPTION OF THE PERFORMANCE GRAPH
           WHICH IS OMITTED PURSUANT TO RULE 304 OF REGULATION S-T.]


                      12/17/92  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96
                      --------  --------  --------  --------  --------  --------

S&P 500 INDEX            $100      $100      $107      $105      $141      $170
NASDAQ INDEX              100       103       118       114       160       196
SEACOR INDEX              100        98       159       134       186       434
SIMMONS INDEX             100       100       132       137       198       315
1995 PEER GROUP INDEX(1)  100       100       116       115       177

(1) As described below, industry changes make comparisons of total returns between the 1995 Peer Group index and the other indices inappropriate for the Company's 1996 fiscal year.

        In previous years, the Company had compiled a customized peer group (the "1995 Peer Group"). Industry changes, however, have made the use of the 1995 Peer Group a less accurate basis by which to judge the Company's stock performance. The Company's 1995 Peer Group consisted of Gulfmark International, Inc. ("Gulfmark"), Hornbeck Offshore Services, Inc. ("Hornbeck"), Offshore Logistics, Inc., Petroleum Helicopters, Inc. and Tidewater, Inc. ("Tidewater"). In 1996, Hornbeck was acquired by Tidewater and ceased to be a publicly traded company and Gulfmark experienced a substantial restructuring in which a newly formed publicly traded company acquired all the assets of Gulfmark's marine transportation business.

        In response to the above described industry changes, the Company selected the Simmons Index. Each of the companies included in the Simmons Index is engaged primarily in providing support to offshore oil and gas exploration and development. The addition of the Simmons Index to the performance graph reflects the determination by management that the stock performance of the companies included in the Simmons Index form a more accurate basis of comparison against which to judge the Company's performance than does a broader index, such as the S&P 500, which includes a variety of diversified companies involved in industries entirely unrelated to that of the Company.

        The Simmons Index is weighted based on the market capitalization of each individual company within that index at the beginning of each period. All dividends paid during each period are assumed to have been reinvested. Shareholder return reflected in the performance graph is not necessarily indicative of future performance.


                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board recommends that stockholders ratify the appointment of Arthur Andersen LLP ("Arthur Andersen"), certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997. The appointment of Arthur Andersen was recommended to the Board by its Audit Committee. Arthur Andersen served as independent auditor for the Company for the fiscal year ended December 31, 1996 and has been engaged by the Company since December 1989.

        Representatives of Arthur Andersen will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.

VOTE REQUIRED

        The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Arthur Andersen for the fiscal year ending December 31, 1997.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                  PROPOSAL NO. 3

       PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

        The Board recommends that the stockholders adopt an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock of the Company from 20,000,000 to 40,000,000. On February 18, 1997, the Board unanimously approved an amendment to the Certificate of Incorporation, subject to approval by the Company's stockholders, which amends Article FOURTH of the Company's Certificate of Incorporation to increase the authorized Common Stock so that, as amended, Article FOURTH shall read as provided in Exhibit A to this Proxy Statement.

        If this proposal is approved by the stockholders, the additional shares of authorized Common Stock will become part of the existing class of Common Stock, and the additional shares, when issued, will have the same rights and privileges as the shares of Common Stock now issued.
There are no pre-emptive rights relating to the Common Stock.

        If this proposal is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment as required by the General Corporation Law of the State of Delaware which the Company intends to file and record as promptly as practicable after the Meeting. However, the Board may abandon or delay the amendment at any time before or after the Meeting and prior to the effective date of the amendment if for any reason the Board deems it advisable to do so.

REASONS FOR PROPOSED AMENDMENT

        The proposed increase in authorized Common Stock will enable the Company to:

        1) Issue Common Stock in connection with raising additional equity capital or in connection with acquisitions, mergers and other financing transactions involving the issuance of securities.
        2) Issue Common Stock without the expense and delay of a special meeting of stockholders except as otherwise required by applicable law or the rules of the NYSE.
        3) Issue Common Stock with respect to the granting of securities under the 1992 Stock Option Plan, the 1996 Share Incentive Plan or pursuant to other management compensation arrangements.
        4) Issue Common Stock in connection with stock splits or stock dividends.

        The Certificate of Incorporation of the Company presently authorizes the issuance of up to 20,000,000 shares of Common Stock. At March 3, 1997, there were 13,929,842 shares of Common Stock issued and outstanding and, in addition,
(i) 2,844,694 shares of Common Stock reserved for issuance upon the conversion of $187,750,000 aggregate principal amount of the currently outstanding 5 3/8% Notes of the Company, (ii) 102,272 shares of Common Stock reserved for issuance upon the conversion of an additional $6,750,000 principal amount of the 5 3/8% Notes which the Company has agreed to issue to Smit and (iii) 533,793 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan and the 1996 Share Incentive Plan.

        Taking into account the foregoing reserved shares of Common Stock, as of March 3, 1997, a total of 17,410,601 shares of Common Stock are issued and outstanding, reserved for the conversion of the 5 3/8% Notes and reserved for grant or exercise of additional securities issued pursuant to the 1992 Stock Option Plan and the 1996 Share Incentive Plan.

        The Board believes that it is in the best interests of the Company to have authorized and available 40,000,000 shares of Common Stock in order to have sufficient authorized but unissued and unreserved shares to meet the needs described above.


VOTE REQUIRED

        The affirmative vote of stockholders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is required to approve this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION WHICH WILL INCREASE THE AUTHORIZED COMMON STOCK TO 40,000,000.


                                 PROPOSAL NO. 4

       PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
             CHANGE THE COMPANY'S CORPORATE NAME TO SEACOR SMIT INC.

        The Board recommends that the stockholders adopt an amendment to the Company's Certificate of Incorporation to change the Company's corporate name to SEACOR SMIT Inc. On February 18, 1997, the Board unanimously approved an amendment to the Company's Certificate of Incorporation to change the Company's corporate name to "SEACOR SMIT Inc.," subject to approval of the Company's stockholders, which amends Article FIRST of the Company's Certificate of Incorporation so that, as amended, Article FIRST shall read as provided in Exhibit A to this Proxy Statement.

        If this proposal is approved by the stockholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by the General Corporation Law of the State of Delaware which the Company intends to file and record as promptly as practicable after the Meeting. However, the Board may abandon or delay the amendment at any time before or after the Meeting and prior to the effective date of the amendment if for any reason the Board deems it advisable to do so.

REASONS FOR PROPOSED AMENDMENT

        The Board believes that the new name will give the Company greater name recognition in international markets and enhance the success of marketing its vessels for hire in the offshore marine services industry. In connection with the Smit Transaction, the Company has further expanded its operations in the Far East, offshore West Africa, the North Sea, the Mediterranean, the Middle East, and Latin America in which markets the "Smit" name is widely known in the offshore marine service industry.

VOTE REQUIRED

        The affirmative vote of stockholders of a majority of shares of Common Stock outstanding and entitled to vote at the Meeting is required to approve this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S CORPORATE NAME TO SEACOR SMIT INC.

                                  OTHER MATTERS

    LIMITATION ON STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF
                 STOCKHOLDERS; REMOVAL OF DIRECTORS; VACANCIES

        The Certificate of Incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-laws provide that, to be properly brought before an annual meeting, business must be
(i) specified in the notice of meeting and (ii) brought before the meeting by or at the direction of the Board, or be brought before the meeting by a stockholder upon timely written notice in proper form given to the Secretary of the Company. In order to be considered timely, such stockholder notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the annual meeting of stockholders held in the previous year, subject to certain exceptions. The By-laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the Board, the President or pursuant to a resolution approved by a majority of the Board, and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

        The By-laws also provide that directors of the Company can be removed from office (prior to the expiration of their term) with or without "cause" by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.

STOCKHOLDER NOMINATION OF DIRECTORS

        The By-laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the "Nomination Procedure"). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. In order to be timely, such written notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting (subject to certain exceptions), and the notice must contain (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all contracts, arrangements or other understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act, and (v) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the foregoing nomination of any person not made in compliance with the Nomination Procedure.

        Although the By-laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company's stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

RESTRICTIONS ON FOREIGN OWNERSHIP OF COMMON STOCK AND RELATED MATTERS

        The Company is subject to a variety of U.S. federal statutes and regulations, including the Shipping Act, 1916, as amended (the "Shipping Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and collectively with the Shipping Act, the "Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

        Generally, the Acts require that vessels which are engaged in U.S. coastwise trade must be owned by citizens of the U.S. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the Shipping Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined ("Foreigners") were to own more than 25% of the Common Stock, the Company would not (until such Foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, the Certificate of Incorporation requires the Company to institute and to implement through the transfer agent for the Common Stock a dual stock certificate system, pursuant to which certificates evidencing shares of Common Stock bear legends which, among other things, designate such certificates as either "foreign" or "domestic," depending on the citizenship of the owner. The Certificate of Incorporation also establishes procedures designed to enable the Company to monitor and limit foreign ownership of the Common Stock, and authorizes the Board under certain circumstances to redeem shares of stock owned by Foreigners.

        Moreover, the By-laws provide that the Chairman of the Board and Chief Executive Officer, and the President must both be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such persons. The By-laws further provide that the number of Foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

                                  ANNUAL REPORT

        A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement and should be read in conjunction herewith.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

        In accordance with the rules of the Commission, any proposal of a stockholder intended to be presented at the Company's annual meeting of stockholders to be held in 1998 must be received by the Company no later than November 16, 1997 to be eligible for inclusion in the Proxy Statement for such meeting. Proposals should be addressed to the Secretary of the Company.


                                     For the Board of Directors


                                     /s/ Randall Blank
                                     Randall Blank
                                     Executive Vice President,
                                     Chief Financial Officer and Secretary

                                                                       EXHIBIT A

                                     FORM OF

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              SEACOR HOLDINGS, INC.


               THE UNDERSIGNED, being Charles Fabrikant, Chairman of the Board of Directors, Chief Executive Officer and President of SEACOR Holdings, Inc. (the "Company"), hereby certifies that:

               FIRST:  The name of the Company is SEACOR Holdings, Inc.

               SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 1989.

               THIRD: This Certificate of Amendment (this "Certificate") has been duly adopted in accordance with Section 242(b) of the General Corporation Law of the State of Delaware, by special meeting of the Board of Directors of the Company, and adopted by the stockholders in the manner and by the vote prescribed by Section 242(b) of the General Corporation Law of the State of Delaware. This Certificate amends and restates in its entirety Articles FIRST and FOURTH of the Restated Certificate of Incorporation of the Company as heretofore amended or restated.

               FOURTH: Articles FIRST and FOURTH of said Restated Certificate of Incorporation are hereby amended as follows:

               "FIRST: The name of the Company is:

                               "SEACOR SMIT Inc."

               FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 50,000,000 shares, consisting of:

                  (i) 10,000,000 shares of Preferred Stock, par value $.01 per share, and

                  (ii) 40,000,000 shares of Common Stock, par value $.01 per share.

               Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

               Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by the Restated Certificate of Incorporation and the laws of the State of Delaware.

               Subject to the provisions of applicable law or of the Company's By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company."

               IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this ____ day of April, 1997.



                                        -------------------------------------
                                        Name:   Charles Fabrikant
                                        Title:  Chairman of the Board,
                                                Chief Executive Officer
                                                and President

PROXY                                                                      PROXY



    SEACOR HOLDINGS, INC., 11200 WESTHEIMER, SUITE 850, HOUSTON, TEXAS 77042



           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 17, 1997



         The undersigned having received the Notice of Meeting and Proxy Statement of SEACOR Holdings, Inc. (the "Company") dated March [14], 1997 and Annual Report for the fiscal year ended December 31, 1996, hereby appoints and constitutes Messrs. Charles Fabrikant and Randall Blank, and each of them, proxies with full power of substitution to vote for the undersigned at the Company's Annual Meeting of Stockholders to be held on April 17, 1997, and at any adjournments thereof (the "Annual Meeting"), as follows:


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                   BOARD OF DIRECTORS OF SEACOR HOLDINGS, INC.


                    IMPORTANT - THIS PROXY MUST BE SIGNED AND
                           DATED ON THE REVERSE SIDE.

                              SEACOR HOLDINGS, INC.
                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                            USING DARK INK ONLY. [X]
P R O X Y



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL
MANAGEMENT NOMINEES LISTED AND FOR ITEMS NO. 2, 3 AND 4.

                                                                                   For      Withhold     For All
                                                                                   All         All       Except
1.  ELECTION OF DIRECTORS--                                                        [__]        [__]        [__]

    Nominees:  Charles Fabrikant, Granville E. Conway, Michael E.
    Gellert, Stephen Stamas, Richard M. Fairbanks, III, Pierre de
    Demandoix, Antoon Kienhuis

    INSTRUCTIONS: To withhold authority to vote for any one or more management nominees, write the nominee's name.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED BY THE MANNER DIRECTED THEREIN BY THE UNDERSIGNED, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL MANAGEMENT NOMINEES LISTED AND FOR PROPOSALS NO. 2, 3 AND 4.

2.  Ratification of the appointment of Arthur Andersen LLP.                        For       Against     Abstain
                                                                                  [__]        [__]        [__]

3.  Amendment of Company's Restated Certificate of Incorporation                   For       Against     Abstain
    to increase the authorized capital stock to 40,000,000 shares.                [__]        [__]        [__]

4.  Amendment of Company's Restated Certificate of Incorporation                   For       Against     Abstain
    to change the corporate name of the Company to SEACOR                         [__]        [__]        [__]
    SMIT Inc.

In their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for the Annual Meeting.

                                    Dated:_______________________________, 1997

Signature(s)____________________________________________________________________

________________________________________________________________________________
Please sign name as it appears hereon. When signed as attorney, executor, trustee or guardian, please add capacity in which signed. For joint or co-owner, each owner should sign.